As filed with the Securities and Exchange Commission on May 9, 2025

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

MARTEN TRANSPORT, LTD.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	39-1140809 (I.R.S. Employer Identification No.)

129 Marten Street

Mondovi, Wisconsin 54755

(715) 926-4216

(Address of Principal Executive Offices) (Zip code)

___________________________

MARTEN TRANSPORT, LTD.

2025 EQUITY INCENTIVE PLAN

(Full title of the plan)

Timothy M. Kohl

Chief Executive Officer

Marten Transport, Ltd.

129 Marten Street

Mondovi, Wisconsin 54755

(715) 926-4216

(Name and address and telephone number, including area code, of agent for service)

Copies requested to:

Patrick Pazderka, Esq.

Fox Rothschild LLP

City Center

33 South Sixth Street, Suite 3600

Minneapolis, Minnesota 55402

(612) 607-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer ☐
Non-accelerated filer	☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Marten Transport, Ltd. (the “Registrant” or the “Company”) has filed this registration statement on Form S-8 (this “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), to register (i) 800,000 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), issuable pursuant to awards under the Marten Transport, Ltd. 2025 Equity Incentive Plan (the “2025 Plan”); and (ii) such indeterminate number of shares of Common Stock as may become available under the 2025 Plan as a result of the adjustment provisions thereof.

The 2025 Plan was approved by the Company’s Board of Directors on February 21, 2025 and was approved and adopted by the Company’s stockholders on May 6, 2025.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2025 Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, but constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents that are incorporated), and the other documents required to be delivered to eligible participants in the 2025 Plan pursuant to Rule 428(b) under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to:

Marten Transport, Ltd.

129 Marten Street

Mondovi, Wisconsin 54755

Attention: Chief Executive Officer

(715) 926-4216

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents previously filed with the Commission are incorporated by reference into this Registration Statement:

(a)	The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2024 (File No. 000-15010);

(b)	The Registrant’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2025 (File No. 000-15010);

(c)	The Registrant’s current report on Form 8-K filed with the Commission on February 19, 2025 (File No. 000-15010);

(d)	The Registrant’s definitive proxy statement on Schedule 14A for the Registrant’s 2025 Annual Meeting of Stockholders held on May 6, 2025 (File No. 000-15010); and

(e)	The description of the Registrant’s Common Stock filed as Exhibit 4.7 to the Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2024 (File No. 000-15010).

In addition, all documents filed with the Commission by the Registrant (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the time of filing of such documents with the Commission.

Any statement contained in the documents incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except for liability for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock purchases or redemptions in the case of a director, for any transaction from which the director or officer derived an improper personal benefit or in the case of an officer any action by or in the right of the corporation. No such provision shall eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision becomes effective.

Amended and Restated Certificate of Incorporation, as Amended

The Company has adopted provisions in its Amended and Restated Certificate of Incorporation, as amended, that limit director liability in accordance with, and to the fullest extent permitted by, the provisions of the DGCL as they may be amended.

Amended and Restated Bylaws

The Company’s Amended and Restated Bylaws provide for the indemnification of eligible persons, including directors and officers, to the fullest extent legally permissible under the DGCL.

Indemnification Agreements

The Company has entered into agreements with its directors and executive officers that require the Company to indemnify them against certain liabilities that may arise by reason of their status or service as directors or executive officers to the fullest extent permitted by the Company’s Amended and Restated Certificate of Incorporation, as amended, Amended and Restated Bylaws and DGCL or other applicable law.

Insurance Policies

The Company purchased an insurance policy that purports to insure our directors and officers against certain liabilities incurred by them in the discharge of their functions as directors and officers.

Marten Transport, Ltd. 2025 Equity Incentive Plan

Section 23.12 of the Marten Transport, Ltd. 2025 Equity Incentive Plan provides that, subject to any limitations and requirements of Delaware law, each individual who is or will have been a member of the Board, or a committee appointed by the Board, or an officer or employee of the Company to whom authority was delegated in accordance with Section 3.3 of the 2025 Plan, will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the 2025 Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she will give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf.

The foregoing description of Section 145 of the DGCL, Section 102(b)(7) of the DGCL, our Amended and Restated Certificate of Incorporation, as amended, our Amended and Restated Bylaws, our indemnification agreements and the 2025 Plan is only a summary and is qualified in its entirety by the full text of each of the foregoing.

The Company understands that it is the position of the Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description
3.1

Amended and Restated Certificate of Incorporation effective August 11, 2003 (incorporated by reference to Exhibit 4.1 of the Company’s Amendment No. 2 to Registration Statement on Form S-2, filed August 14, 2003 (File No. 33-107367))

3.2

Amendment to Amended and Restated Certificate of Incorporation effective May 25, 2005 (incorporated by reference to Exhibit 3.3 of the Company’s Quarterly Report on Form 10-Q, filed on August 8, 2005 (File No. 000-15010))

3.3

Second Amendment to Amended and Restated Certificate of Incorporation effective June 1, 2015 (incorporated by reference to Exhibit 3.4 of the Company’s Quarterly Report on Form 10-Q, filed on August 7, 2015 (File No. 000-15010))

Exhibit No.	Description
3.4

Third Amendment to Amended and Restated Certificate of Incorporation effective May 18, 2018 (incorporated by reference to Exhibit 3.5 of the Company’s Quarterly Report on Form 10-Q, filed on August 9, 2018 (File No. 000-15010))

3.5	Amended and Restated Bylaws effective August 15, 2023 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed August 21, 2023 (File No. 000-15010))

5.1	Opinion of Fox Rothschild as to the validity of the shares of Common Stock to be issued (filed herewith)

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Fox Rothschild (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on signature page to this Registration Statement)

99.1	Marten Transport, Ltd. 2025 Equity Incentive Plan (filed herewith)

107	Filing Fee Table

Item 9.  Undertakings.

(a)	The Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mondovi, State of Wisconsin on May 9, 2025.

MARTEN TRANSPORT, LTD.

By:	/s/ Timothy M. Kohl
Timothy M. Kohl
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Marten Transport, Ltd., hereby severally constitute and appoint Timothy M. Kohl and James J. Hinnendael, and each of them singly, our true and lawful attorneys-in-fact and agents, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, this registration statement on Form S-8 and any and all post-effective amendments to said registration statement, and to file or cause to be filed the same, with all supplements, amendments and exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name and Signature	Title	Date

/s/ Randolph L. Marten	Executive Chairman of the Board and	May 9, 2025
Randolph L. Marten	Director

/s/ Timothy M. Kohl	Chief Executive Officer	May 9, 2025
Timothy M. Kohl	(Principal Executive Officer)

/s/ James J. Hinnendael	Executive Vice President and Chief Financial Officer	May 9, 2025
James J. Hinnendael	(Principal Financial and Accounting Officer)

/s/ Larry B. Hagness	Director	May 9, 2025
Larry B. Hagness

Name and Signature	Title	Date

/s/ Jerry M. Bauer	Director	May 9, 2025
Jerry M. Bauer

/s/ Robert L. Demorest	Director	May 9, 2025
Robert L. Demorest

/s/ Ronald R. Booth	Director	May 9, 2025
Ronald R. Booth

/s/ Kathleen P. Iverson	Director	May 9, 2025
Kathleen P. Iverson

/s/ Patricia L. Jones	Director	May 9, 2025
Patricia L. Jones